UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                                 Amendment No. 4


                    Under the Securities Exchange Act of 1934



                        Harte-Hanks Communications, Inc.
                  ---------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                 -----------------------------------------------
                         (Title of Class of Securities)



                                   416196 10 3
                             ----------------------
                                 (CUSIP Number)




                               Page 1 of 12 Pages

CUSIP NO. 416196 10 3                               13G
          -----------


1.       Name of Reporting Person                     Train, Smith Counsel
         S.S. or I.R.S. Identifica-
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of                              New York
         Organization


Number of Shares                    (5) Sole Voting Power
Beneficially                                                 0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power        1,991,902
with

                                    (7) Sole Dispositive Power
                                                             0

                                    (8) Shared Dispositive
                                        Power        2,446,592

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person  2,446,592

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                        [ ]

11.      Percent of Class Represented
         by Amount in Row 9                           6.7%


12.      Type of Reporting Person
                                                      IA


                               Page 2 of 12 Pages

CUSIP No. 416196 10 3                               13G
          -----------


1.       Name of Reporting Person             F. Randall Smith
         S.S. or I.R.S. Identifica-
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of              United States
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                 0
Owned by Each                       (6) Shared Voting
Reporting Person                        Power        1,991,902
with
                                    (7) Sole Dispositive Power
                                                             0

                                    (8) Shared Dispositive
                                        Power        2,446,592

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person  2,446,592

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented
         by Amount in Row 9                             6.7%


12.      Type of Reporting Person
                                                        IN


                               Page 3 of 12 Pages

CUSIP No. 416196 10 3                                13G
          -----------


1.       Name of Reporting Person               Henry D. Babcock
         S.S. or I.R.S. Identifica-
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of                United States
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                 0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power        1,991,902
with

                                    (7) Sole Dispositive Power
                                                             0

                                    (8) Shared Dispositive
                                        Power        2,446,592


9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person  2,446,592


10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented
         by Amount in Row 9                      6.7%


12.      Type of Reporting Person
                                                 IN


                               Page 4 of 12 Pages

CUSIP No. 416196 10 3                                13G
          -----------


1.       Name of Reporting Person              Concord International
         S.S. or I.R.S. Identifica-            Investment Group, L.P.
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Delaware
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                  0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power         1,991,902
with
                                    (7) Sole Dispositive Power
                                                              0

                                    (8) Shared Dispositive
                                        Power         2,446,592

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person   2,446,592

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented
         by Amount in Row 9                         6.7%


12.      Type of Reporting Person
                                                    PN


                               Page 5 of 12 Pages

CUSIP No. 416196 10 3                                13G
          -----------


1.       Name of Reporting Person                             T.K. International
         S.S. or I.R.S. Identifica-                             Corporation
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Delaware
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                  0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power         1,991,902
with
                                    (7) Sole Dispositive Power
                                                              0

                                    (8) Shared Dispositive
                                        Power         2,446,592

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person   2,446,592

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented
         by Amount in Row 9                                 6.7%


12.      Type of Reporting Person
                                                            CO


                               Page 6 of 12 Pages

CUSIP No. 416196 10 3                                13G
          -----------


1.       Name of Reporting Person                             Mohamed S. Younes
         S.S. or I.R.S. Identifica-
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of                              United States
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                  0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power         1,991,902
with
                                    (7) Sole Dispositive Power
                                                              0

                                    (8) Shared Dispositive
                                        Power         2,446,592

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person   2,446,592

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                            [ ]

11.      Percent of Class Represented
         by Amount in Row 9                            6.7%


12.      Type of Reporting Person
                                                       IN


                               Page 7 of 12 Pages

Item 1(a) Name of Issuer:

          Harte-Hanks Communications, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          200 Concord Plaza Drive
          San Antonio, TX 78216

Item 2(a) Name of Person Filing:

          This Statement is being filed by:

                         (i) Train, Smith Counsel, a New York general partnership and an Investment Adviser registered under the Investment Advisers Act of 1940 ("TSC");

                        (ii)        Messrs. F. Randall Smith, Henry D.
                                    Babcock and Concord International
                                    Investments Group, L.P. a Delaware
                                    Limited Partnership ("Concord"), the
                                    general partners of TSC who, for
                                    purposes of the Securities Exchange Act
                                    of 1934, as amended (the "Act") are
                                    deemed to control TSC;

                       (iii) T.K. International Corporation, a Delaware Corporation ("TK"), the sole general partner of Concord, which, for purposes of the Act, is deemed to control Concord; and

                        (iv) Mr. Mohamed S. Younes, the majority shareholder of TK (all such persons in (i) through (iv) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

          The address of the principal business office of each of the Reporting Persons is 667 Madison Avenue, New York, NY 10021.

Item 2(c) Citizenship:

          See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

          Common Stock, par value $1.00 per share (the "Common Stock")


                               Page 8 of 12 Pages

Item 2(e) CUSIP Number:

          416196 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) ( )           Broker or Dealer registered under
                                    Section 15 of the Act

                  (b) ( )           Bank as defined in Section 3(a)(6) of
                                    the Act

                  (c) ( )           Insurance Company as defined in
                                    Section 3(a)(19) of the Act

                  (d) ( )           Investment Company registered under
                                    Section 8 of the Investment Company Act

                  (e) (X)           Investment Adviser registered under
                                    Section 203 of the Investment Advisers
                                    Act of 1940

                  (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 140.13d-1(b)(1)(ii)(F)

                  (g) ( ) Parent Holding Company, in accordance withss. 240.13d-1(b)(ii)(G)

                  (h) ( )           Group, in accordance with
                                    ss. 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

          As of December 31, 1997, TSC was the beneficial owner of 2,446,592 shares of Common Stock (the "TSC Shares").

          Concord and Messrs. Smith and Babcock, through their deemed control (for purposes of the Act) of TSC, TK through its deemed control (for purposes of the Act) of Concord and Mr. Younes through his control of TK, are deemed to beneficially own all of the TSC Shares.


                               Page 9 of 12 Pages

          The TSC Shares constitute 6.7% of the outstanding shares of Common Stock based on 36,597,187 shares of Common Stock outstanding as of December 31, 1997.

          All of the Reporting Persons share the power to dispose and to direct the disposition of the TSC Shares.

          All of the Reporting Persons share the power to vote and to direct the vote of 1,991,902 of such shares and as to the remaining 454,690 TSC Shares, certain clients of TSC have sole power to vote and to direct the vote of such shares.

Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.

Item 8.   Identification and Classification of Members of the Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.


Item 10.  Certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 10 of 12 Pages

                                   Signatures

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Date:  February 12, 1998

                                         Train, Smith Counsel


                                         By:    /s/ John H. Rogicki
                                             ------------------------
                                         Name:   John H. Rogicki
                                         Title:  Chief Operating
                                                 Officer


                                             /s/ F. Randall Smith
                                         ----------------------------
                                             F. Randall Smith


                                             /s/ Henry D. Babcock
                                         ----------------------------
                                             Henry D. Babcock


                               Page 11 of 12 Pages

                                   Signatures

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Date:  February 12, 1998

                                         CONCORD INTERNATIONAL
                                         INVESTMENTS GROUP, L.P.

                                         By: T.K. International
                                             Corporation,
                                             General Partner


                                         By:    /s/ Mohamed S. Younes
                                             ------------------------
                                         Name:  Mohamed S. Younes
                                         Title:  President


                                         T.K. INTERNATIONAL CORPORATION

                                         By:    /s/ Mohamed S. Younes
                                             ------------------------
                                         Name:  Mohamed S. Younes
                                         Title:  President


                                              /s/ Mohamed S. Younes
                                         ----------------------------
                                              Mohamed S. Younes


                               Page 12 of 12 Pages